Exhibit 10.58

March 19, 2020

César Cernuda

Dear César:

We are pleased to offer you the position of President with NetApp, Inc. (“NetApp” or the "Company"). In this exempt position, you will report to George Kurian, our Chief Executive Officer (CEO) and the date you commence employment at NetApp (your “Start Date”) shall be no later than July 1, 2020. Your formal appointment as President by the Board of Directors will follow the acceptance of this offer and will be publicly announced at a mutually agreeable date.

CASH COMPONENTS

Base Compensation

Your annual base salary will be $800,000, less applicable tax withholdings and deductions.

Incentive Compensation

In addition to your base compensation, following the date you commence employment at NetApp (your “Start Date”), you will be eligible to earn an annual cash incentive compensation payout in accordance with the Executive Compensation Plan, as amended from time to time (the “Plan”). For your position, the annual target incentive compensation payout is 130% of your eligible earnings for the applicable fiscal year as defined in the Plan, beginning in NetApp’s fiscal year 2021 (FY21). Target incentives do not constitute a promise of payment. Your actual annual payout may be higher or lower than the target based on the overall Company performance and your individual performance and is subject to, and governed by, the Plan and the terms and conditions approved by the Compensation Committee (the “Compensation Committee”) of our Board of Directors (the “Board”).

Sign-on Bonus

You will also receive a $1,000,000 sign-on bonus (less applicable tax withholdings and deductions), payable within 30 days of your Start Date. You understand and agree that this bonus is an advance payment given to you in consideration for your commitment to remain employed by NetApp following your Start Date. Therefore, you also understand and agree that if you voluntarily terminate your employment with NetApp you will be required to reimburse NetApp certain amounts based on your date of voluntary termination. Specifically you understand and agree that if you voluntarily terminate your employment with NetApp: a) prior to or on the six month anniversary of the Start Date, you will be required to reimburse 100% of the dollar value of all compensation, including equity compensation (which dollar value shall be based on the thirty (30) day trailing average stock price as of the date of termination), paid to you by NetApp since your Start Date, excluding your base salary; b) on or after six (6) months from your Start Date and until the twelve (12) month anniversary of your Start Date, you will be required to reimburse NetApp $2,000,000; and (c) after twelve (12) months but prior to twenty-four (24) months from your Start Date, you will be required to reimburse NetApp $1,000,000. You agree to reimburse NetApp by December 31 of the calendar year of your voluntary termination.

EQUITY COMPONENTS

Initial Equity

Following the commencement of your employment, you will receive a grant of service-based restricted stock units (Initial RSUs) with a dollar value of $2,500,000. The dollar value this grant will be converted to shares based on the 30-day trailing stock price average on or about the applicable grant date which shall be on or about the 15th of the month following your Start Date. You will be informed of the exact

Exhibit 10.58

number of shares to which you are entitled within 3 business days of the grant date. The vesting commencement date of this grant will be on or about the 15th of the month following the month of your Start Date. Eighty percent (80%) of the Sign-on RSUs shall vest on December 31, 2020, and the remaining twenty percent (20%) shall vest on the one year anniversary of the vesting commencement date, subject to continued employment with the Company through the applicable vesting dates.

New Hire Equity

In addition, you will receive a grant of service-based restricted stock (New Hire RSUs) with a dollar value of $3,000,000. The dollar value of this grant will be converted to shares based on the 30-day trailing stock price average on or about the applicable grant date which shall be on or about the 15th of the month following your Start Date. You will be informed of the exact number of shares to which you are entitled within 3 business days of the grant date. The vesting commencement date of this grant will be on or about the 15th of the month following the month of your Start Date. The New Hire RSUs will vest at the rate of 50% on the first anniversary of the vesting commencement date, and 50% on the second anniversary of the vesting commencement date, subject to continued employment with the Company through the applicable vesting dates.

Long Term Incentive Equity

You will also receive a long-term equity grant with an aggregate dollar value of $6,500,000. The dollar value of this grant will be converted to shares based on the 30-day trailing stock price average on or about the applicable grant date which shall be on or about the 15th of the month following your Start Date. You will be informed of the exact number of shares to which you are entitled within 3 business days of the grant date. Sixty percent (60%) of this equity grant, or $3,900,000, will be in the form of Performance-Based Restricted Stock Units (PBRSUs) that will be eligible to vest at the end of the three (3) year performance period, or the end of Fiscal Year 2023, in accordance with the terms and performance conditions approved by the Compensation Committee. Forty percent (40%), or $2,600,000, will be in the form of service-based restricted stock units (RSUs) that will vest at the rate of 50% on the first anniversary of the vesting commencement date, and 50% on the second anniversary of the vesting commencement date, subject to continued employment with the Company through the applicable vesting dates. The vesting commencement date of this grant will be on or about the 15th of the month following the month of your Start Date.

Sales Performance Equity

In your position as President, you will also be entitled to a unique equity grant in the form of Sales Performance-Based Restricted Stock Units (SPBRSUs) with an aggregate dollar value of $3,000,000. The dollar value of this grant will be converted to shares based on the 30-day trailing stock price average on or about the applicable grant date which shall be on or about the 15th of the month following your Start Date. You will be informed of the exact number of shares to which you are entitled within 3 business days of the grant date. Fifty percent (50%) of the SPBRSUs will be eligible to vest on the date the Compensation Committee certifies that the Company achieved not less than 97% of the Fiscal Year 2021 (FY21) Annual Bookings Plan approved by the Board, and the remaining 50% shall be eligible to vest on the date the Compensation Committee certifies that the Company achieved not less than 100% of the Fiscal Year 2022 (FY22) Annual Bookings Plan approved by the Board.

Each equity grant described in this letter shall be subject to the terms and conditions of the Company’s 1999 Stock Plan and the terms and conditions of the applicable equity grant agreement.

TARGET EARNINGS

Your total target earnings for FY22 will be benchmarked against our peer group for executive compensation and will be based upon the Company’s performance and your individual performance and

Exhibit 10.58

shall be subject to the review and approval of the Compensation Committee. Based on current market data, it is anticipated that the total target value of your equity grant for FY22, including service-based and performance-based equity, will be approximately $7,000,000.

SEVERANCE BENEFITS

Severance Entitlement

The Compensation Committee has also approved a special severance package for you should you accept employment at NetApp. In the event you are terminated from the Company for any reason other than for Cause (as defined below), and the Change of Control Severance Agreement has not been triggered, subject to your execution of a release in favor of the Company, you will be entitled to eighteen (18) months of your base salary and target incentive bonus in effect on the date of your termination. For purposes of this section, “Cause” shall mean (a) your continued intentional and demonstrable failure to perform your duties customarily associated with your position as an employee of the Company (other than any such failure resulting from your mental or physical disability) after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not devoted sufficient time and effort to the performance of your duties and have failed to cure such non-performance within thirty (30) days after receiving such notice (it being understood that if you are in good-faith performing your duties, not achieving results the Company deems satisfactory for your position, it will not be considered to be grounds for your termination for “Cause”); (b) your conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (c) your commission of an act of fraud, embezzlement, misappropriation, willful misconduct or violation of policy, or breach of fiduciary duty against, the Company.

Change of Control Severance Agreement

You are also eligible to enter into a Change of Control Severance Agreement entitling you to certain benefits in the event of your termination following a change of control of the Company. This benefit is exclusive of, and not coincident with, the Severance Entitlement referenced above. The form of agreement can be found at filed with the SEC at https://www.sec.gov/Archives/edgar/data/1002047/000156459019020164/ntap-ex101_40.htm.

HEALTH AND WELFARE BENEFITS

Executive Physical Benefit

Our medical insurance plan with Anthem includes an Executive Physical Benefit—once per calendar year, payable at 100% up to a maximum of $2,500 whether an in-network or out-of-network physician is used. You will receive additional details regarding this benefit from the HR Benefits Team.

Vacation

As President, you will not accrue any annual vacation. You are permitted to take vacation at your convenience in any number of days you require, provided that the vacation day(s) does not unreasonably interfere with the performance of your job.

Generally Available Benefits

As an employee of the Company, you are eligible for NetApp benefits, including medical, dental and life insurance, as of your hire date. The Company reserves the right to modify, amend or terminate any employee benefits at any time for any reason. During the course of your employment with NetApp, your employment benefits will be administered in compliance with applicable employment and labor laws.

Exhibit 10.58

Non-Qualified Deferred Compensation Plan

Thirty (30) days after you are hired, you are eligible for enrollment in the NetApp Non-Qualified Deferred Compensation Plan. The objective of the Non-Qualified Deferred Compensation Plan is to provide you with an opportunity to defer income (annual base and/or incentive compensation) on a pre-tax basis. You will receive additional details on this Plan from the HR Benefits Team within 30 days of your hire date.

This offer is binding on NetApp and you and can be terminated by NetApp only under the following conditions: 1) items 1 a 5 of paragraph 5 of the General Terms and Conditions (below) are not met; 2) you have legal obligations to a third party that you have not disclosed to us that prevent you from performing the full duties of the position being offered to you; or 3) prior to your Start Date, (A) you engage in personal or professional conduct that would cause reputational harm to NetApp if NetApp were to become your employer or B) you become physically or mentally incapable of performing the duties of the position being offered to you.

GENERAL TERMS AND CONDITIONS

During your period of employment with the Company, NetApp will provide a corporate sponsored housing located within fifteen (15) miles of NetApp’s Corporate Headquarters. NetApp will also be responsible for payment of all your NetApp business related travel including travel from your ordinary place of residence to be booked through NetApp’s corporate travel service in accordance with NetApp policies and procedures.

As an employee of NetApp, you are required to sign and agree to the Code of Conduct which includes the Company’s Insider Trading Policy. You are considered an “Insider” under that policy and as a result, you are required to abide by all obligations under that policy including, but not limited to, the restrictions on trading set forth in the policy.

As a technology leader, NetApp develops and works with sensitive technologies controlled under various United States export laws and associated federal regulations. You confirm that you are not a citizen or permanent resident of Cuba, Iran, North Korea, Sudan or Syria. You agree that you will comply with all U.S. and other countries’ export control laws, applicable export control licensing requirements, and NetApp’s export compliance policies and procedures. Unless otherwise authorized by the U.S. Government and NetApp, you will not export or re-export directly or indirectly export-controlled technology, software, information, and hardware to any country prohibited under the U.S. export control laws, including Cuba, Iran, North Korea, Sudan and Syria.

We will work with you to obtain appropriate documentation to authorize you to work in the United States. Within three (3) days of your Start Date you will provide the Company with a completed Form I-9 (U.S. Employment Verification Eligibility), which you will receive on your Start Date, and the legally-required proof of your identity and authorization to work only in the United States.

This offer of employment is contingent upon your satisfactorily completing, agreeing to, signing, and otherwise fulfilling the following NetApp documents and associated clearance processes (as determined in NetApp’s sole discretion).

1.	NetApp Code of Conduct & Conflicts of Interest Certification
2.	NetApp Insider Trading Policy & Consent
3.	NetApp Proprietary Information & Inventions Agreement and Disclosure
4.	NetApp Deemed Export Disclosure Form
5.	Director and Officer Questionnaire

Exhibit 10.58

We are of the understanding that: (i) you have already disclosed to us any potential legal obligations (by contract with a prior employer or otherwise) that might prevent or prohibit you from performing the duties of the position that you are being offered, (ii) you have had the opportunity to seek legal advice if it was necessary to address or evaluate your obligations in this regard, (iii) that you can represent to the Company that you are under no legal obligations that would prohibit you from performing the duties of the position being offered to you, and that (iv) you will not, in the performance of your duties to the Company, breach any non-disclosure, proprietary rights, non-competition, (other than potential legal obligations previously or simultaneously disclosed in accordance to item (i) in this paragraph) non-solicitation or other covenant in favor of any third party.

The Company does not want you to bring with you any confidential or proprietary material of any former employee or to violate any other obligation to your former employers.

Employment with NetApp is for no specific period of time. Notwithstanding anything set forth in this letter, either NetApp or you are free to terminate the employment relationship at any time for any reason, with or without notice or cause. This is the full and complete agreement between NetApp and you on this term. Although your job duties, title, compensation and benefits, as well as the Company's policies and procedures, may change from time-to-time, the "at-will" nature of your employment and your residence or office location may only be changed in an express writing signed by the CEO of the Company and you.

This letter sets forth the terms of your employment with NetApp and supersedes any prior representations or agreements, whether written or oral. This offer will expire at midnight Pacific Time on Monday March 23rd. Please electronically sign the offer letter on or prior to the expiration date of this offer.

We look forward to having you join us. Shortly you will receive a “Welcome” email with login instructions asking you to log in to the NetApp Pre-Boarding tool. The tool provides a preview of NetApp’s values and culture and contains important forms that you must complete before your start date. Please log on to www.netapp.com before your start date to catch up on news, press releases and other information related to the Company. If you have any questions, please call me with any questions at 408.822.3226.

You have the opportunity to make a significant mark in the technology industry by leading the successful transformation of an important institution, its culture, capabilities, position in the market, strategy and results. We believe that NetApp’s position as a steward of customers’ most important digital asset, data, and the differentiated position we already have in the hybrid cloud can be the source of enormous value creation. And we believe that as you reflect on your career in future years, you will remember this opportunity as the one where you had the most impact, learned the most and had the most fun.

Sincerely,

/s/ Debra C. McCowan Debra C. McCowan Chief Human Resources Officer NetApp, Inc.

I have read, agree to and accept this employment offer and all terms set forth therein:

/s/ César Cernuda César Cernuda	March 23, 2020 Date

My Start Date will be: No later than July 1st 2020